Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2010 Results, Stock

Repurchase Authorization and Quarterly Dividend

LOUISVILLE, Ky (February 22, 2011) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 52 week periods ended December 28, 2010.

	Fourth Quarter			Year to Date
($000’s)	2010	2009	% Change	2010	2009	% Change

Total revenue	244,594	227,368	8	1,004,993	942,331	7
Income from operations	15,734	14,803	6	90,617	75,861	19
Net income	10,060	8,709	16	58,289	47,479	23
Diluted EPS	$0.14	$0.12	13	$0.80	$0.67	20

Results for the quarter included:

•                  Comparable restaurant sales increased 3.1% at company restaurants and 2.9% at franchise restaurants;

•                  Seven company restaurants opened;

•                  Restaurant margins decreased 35 basis points to 17.1%;

•                  Diluted earnings per share increased 13% to $0.14 from $0.12 in the prior year period.

Results for the full year included:

•                  Comparable restaurant sales increased 2.4% at company restaurants and 2.5% at franchise restaurants;

•                  Fourteen company restaurants and one franchise restaurant opened, while one company restaurant closed;

•                  Restaurant margins increased 78 basis points to 18.5%;

•                  Diluted earnings per share increased 20% to $0.80 from $0.67 in the prior year-to-date period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “2010 ended on a very strong note with sales growth continuing through the fourth quarter.  And despite severe weather in early 2011, our momentum has continued and we are pleased to have seen continued traffic growth.  While we do anticipate inflation this year, we believe we are in a good position to manage through this pressure with limited pricing actions.  Consequently, we expect solid profitability in 2011.”  Hart continued, “Our balance sheet remains strong and due to a proven economic model, we are excited to be adding more restaurants this year.  We are also very pleased to announce that we will be returning excess capital to shareholders through share repurchases and dividends, thus enhancing total shareholder returns.”

Stock Repurchase Authorization

The Company announced today that on February 17, 2011 its Board of Directors approved a stock repurchase program under which it authorized the Company to repurchase up to $50 million of its common stock.  Any repurchases will be made through open market transactions.  The previous stock repurchase program, which had been extended by the Board of Directors in November 2009, expired on February 14, 2011.

The timing and the amount of any repurchases will be determined by the Company’s management under parameters established by its Board of Directors, based on its evaluation of the Company’s stock price, market conditions and other corporate considerations.

Cash Dividend Payment

Also on February 17, 2011, the Company’s Board of Directors authorized the payment of a cash dividend of $0.08 per share of common stock.  This payment will be distributed on April 1, 2011, to shareholders of record at the close of business on March 16, 2011.  While no assurance can be made regarding the declaration of and/or payment of future cash dividends, the Company is optimistic that similar payments will be authorized in subsequent quarters and that the dividend amount might increase annually as cash flow increases.

Outlook for 2011

The Company reported that comparable restaurant sales for the first seven weeks of fiscal 2011 increased approximately 3.8% compared to the prior year period.  Additionally, the Company announced that it is implementing a menu price increase averaging approximately 1.0% across its restaurants.

The Company’s goal for 2011 diluted earnings per share growth is approximately 10% compared to 2010.  This estimate is based, in part, on the following assumptions:

•                  Comparable restaurant sales growth of approximately 3.5%;

•                  Approximately 20 company restaurant openings;

•                  Food cost inflation of approximately 3.0%; and

•                  Total capital expenditures of $65 to $70 million.

Conference Call and Investor Day

The Company is hosting a conference call today, February 22, 2011, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 795-3647 or (719) 325-4817 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 9475733 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

The Company will host an investor day on Wednesday, February 23, 2011 in New York, New York.  The Company will discuss its business strategy and future expectations.  Interested parties can access a live Web cast of this event from the investor relations section of the Company’s website at www.texasroadhouse.com.  The presentation will begin at 8:00 am Eastern Time.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 345 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	(unaudited)
	13 Weeks Ended		52 Weeks Ended
	December 28, 2010	December 29, 2009	December 28, 2010	December 29, 2009

Revenue:
Restaurant sales	$242,406	$225,292	$995,988	$934,100
Franchise royalties and fees	2,188	2,076	9,005	8,231

Total revenue	244,594	227,368	1,004,993	942,331

Costs and expenses:
Restaurant operating costs:
Cost of sales	79,707	74,956	324,267	312,800
Labor	71,781	66,423	293,022	276,626
Rent	5,475	5,148	21,361	20,018
Other operating	44,052	39,511	172,893	158,961
Pre-opening	2,489	1,402	7,051	5,813
Depreciation and amortization	10,422	10,340	41,283	41,822
Impairment and closure	1,703	3,273	2,005	3,000
General and administrative	13,231	11,512	52,494	47,430

Total costs and expenses	228,860	212,565	914,376	866,470

Income from operations	15,734	14,803	90,617	75,861

Interest expense, net	595	756	2,673	3,273
Equity income from investments in unconsolidated affiliates	73	36	428	221

Income before taxes	15,212	14,083	88,372	72,809
Provision for income taxes	4,550	4,909	27,683	23,491

Net income including noncontrolling interests	$10,662	$9,174	$60,689	$49,318
Less: Net income attributable to noncontrolling interests	602	465	2,400	1,839
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$10,060	$8,709	$58,289	$47,479

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.14	$0.12	$0.82	$0.68
Diluted	$0.14	$0.12	$0.80	$0.67

Weighted average shares outstanding:
Basic	71,918	70,341	71,432	69,967
Diluted	73,610	71,709	72,929	71,298

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

	(unaudited)
	December 28, 2010	December 29, 2009

Cash and cash equivalents	$82,215	$46,858
Other current assets	31,707	27,458
Property and equipment, net	458,983	456,281
Goodwill	111,785	113,465
Intangible asset, net	10,118	11,194
Other assets	7,993	6,817

Total assets	$702,801	$662,073

Current maturities of long-term debt and obligations under capital leases	274	247
Other current liabilities	111,784	107,956
Long-term debt and obligations under capital leases, excluding current maturities	51,906	101,179
Other liabilities	39,455	29,741
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	496,616	420,372
Noncontrolling interests	2,766	2,578

Total liabilities and equity	$702,801	$662,073

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	52 Weeks Ended
	December 28, 2010	December 29, 2009

Cash flows from operating activities:
Net income including noncontrolling interests	$60,689	$49,318
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	41,283	41,822
Share-based compensation expense	7,686	7,493
Other noncash adjustments	5,298	4,453
Change in working capital	4,952	12,043
Net cash provided by operating activities	119,908	115,129

Cash flows from investing activities:
Capital expenditures - property and equipment	(45,051)	(45,516)
Acquisition of franchise restaurants, net of cash acquired	—	25
Proceeds from sale of property and equipment, including insurance proceeds	235	2,357
Net cash used in investing activities	(44,816)	(43,134)

Cash flows from financing activities:
Repayments of revolving credit facility, net	(49,000)	(31,000)
Other financing activities	9,265	605
Net cash used in financing activities	(39,735)	(30,395)

Net increase in cash and cash equivalents	35,357	41,600
Cash and cash equivalents - beginning of year	46,858	5,258
Cash and cash equivalents - end of year	$82,215	$46,858

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Fourth Quarter		Change		Year to Date		Change
	2010	2009	vs LY		2010	2009	vs LY

Restaurant openings
Company	7	5	2		14	17	(3)
Franchise	0	0	0		1	3	(2)
Total	7	5	2		15	20	(5)

Restaurant acquisitions
Company	0	1	(1)		0	1	(1)
Franchise	0	(1)	1		0	(1)	1
Total	0	0	0		0	0	0

Restaurant closures
Company	0	0	0		(1)	(2)	1
Franchise	0	0	0		0	(1)	1
Total	0	0	0		(1)	(3)	2

Restaurants open at the end of the quarter
Company	274	261	13
Franchise	71	70	1
Total	345	331	14

Company-owned restaurants
Restaurant sales	$242,406	$225,292	7.6%		$995,988	$934,100	6.6%
Store weeks	3,509	3,362	4.4%		13,803	13,255	4.1%
Comparable restaurant sales growth (1)	3.1%	(2.6)%			2.4%	(2.8)%
Average unit volume (2)	$894	$864	3.5%		$3,728	$3,660	1.9%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	32.9%	33.3%	(39	)bps	32.6%	33.5%	(93	)bps
Labor	29.6%	29.5%	13	bps	29.4%	29.6%	(19	)bps
Rent	2.3%	2.3%	(3	)bps	2.1%	2.1%	0	bps
Other operating	18.2%	17.5%	64	bps	17.4%	17.0%	34	bps
Total	82.9%	82.6%	35	bps	81.5%	82.3%	(78	)bps

Restaurant margins (3)	17.1%	17.4%	(35	)bps	18.5%	17.7%	78	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,188	$2,076	5.4%		$9,005	$8,231	9.4%
Store weeks	923	919	0.4%		3,630	3,613	0.5%
Comparable restaurant sales growth (1)	2.9%	(1.2)%			2.5%	(2.5)%
Average unit volume (2)	$881	$853	3.3%		$3,715	$3,589	3.5%

Pre-opening expense	$2,489	$1,402	77.5%		$7,051	$5,813	21.3%

Depreciation and amortization	$10,422	$10,340	0.8%		$41,283	$41,822	(1.3)%
As a % of revenue	4.3%	4.5%	(29	)bps	4.1%	4.4%	(33	)bps

Impairment and closure	$1,703	$3,273	NM		$2,005	$3,000	NM
As a % of revenue	0.7%	1.4%	(74	)bps	0.2%	0.3%	(12	)bps

General and administrative expenses	$13,231	$11,512	14.9%		$52,494	$47,430	10.7%
As a % of revenue	5.4%	5.1%	35	bps	5.2%	5.0%	19	bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  For comparative purposes, average unit volumes for Q4 2009 and 2009 YTD were adjusted to reflect restaurant sales of any acquired franchise restaurants as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

NM - Not meaningful

Amounts may not foot due to rounding.